EXHIBIT 99.4

September 27, 2007

Board of Directors

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Plains Exploration & Production Company (File No. 333-145617)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 17, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share, of Pogo Producing Company (the “Company”) of the Stock Consideration and the Cash Consideration (as defined in our opinion letter) to be received by such holders, taken in the aggregate, in the proposed merger of the Company with and into PXP Acquisition LLC (“PXP Acquisition”), a wholly owned subsidiary of Plains Exploration & Production Company (“Plains”), pursuant to the Agreement and Plan of Merger, dated as of July 17, 2007, by and among the Company, Plains and PXP Acquisition.

The foregoing opinion letter is provided for the information and assistance of the members of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the references to our opinion in, and to the inclusion of the foregoing opinion in, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement, as amended, and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement, as amended), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)